UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 SCHEDULE 13G/A
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*

                           XTL BIOPHARMACEUTICALS LTD.
                                (Name of Issuer)

      AMERICAN DEPOSITORY RECEIPTS, EACH REPRESENTING TEN ORDINARY SHARES,
                               PAR VALUE NIS 0.02
                         (Title of Class of Securities)

                                    98386D109
                                 (CUSIP Number)

                                DECEMBER 31, 2007
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|      Rule 13d-1(b)
|X|      Rule 13d-1(c)
|_|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)



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          CUSIP No. 9838D109                            13G/A                             Page 2 of 9 Pages
--------------------------------------- --------------------------------------- --------------------------------------

--------- ------------------------------------------------------------------------------------------------------------
1.
          NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          JOSEPH EDELMAN

--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
2.
          CHECK THE APPROPRIATE BOX IF A GROUP*                                                            (a)
                                                                                                           (b) |X|
--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
3.        SEC USE ONLY



--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
4.
          CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES OF AMERICA

--------- ------------------------------------------------------------------------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
    NUMBER OF       5.
      SHARES              SOLE VOTING POWER                                                                52,273,260
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   BENEFICIALLY     6.
     OWNED BY             SHARED VOTING POWER                                                                       0
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
       EACH         7.
    REPORTING             SOLE DISPOSITIVE POWER                                                           48,586,190
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   PERSON WITH:     8.
                          SHARED DISPOSTIVE POWER                                                           3,687,070
------------------- ----- --------------------------------------------- ----------------------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
9.
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                     52,273,260
--------- ---------------------------------------------------------------------------- -------------------------------
--------- ------------------------------------------------------------------------------------------------------------
10.
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
--------- ------------------------------------------------------------------------------------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
11.
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                   17.89 %
--------- ---------------------------------------------------------------------------- -------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
12.
          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                                    IN
--------- ---------------------------------------------------------------------------- -------------------------------


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--------------------------------------- --------------------------------------- --------------------------------------

          CUSIP No. 9838D109                            13G/A                             Page 3 of 9 Pages
--------------------------------------- --------------------------------------- --------------------------------------


--------- ------------------------------------------------------------------------------------------------------------
13.
          NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          MICHAEL CHO

--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
14.
          CHECK THE APPROPRIATE BOX IF A GROUP*                                                            (a)
                                                                                                           (b) |X|
--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
15.       SEC USE ONLY



--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
16.
          CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES OF AMERICA

--------- ------------------------------------------------------------------------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
    NUMBER OF       17.
      SHARES              SOLE VOTING POWER                                                                         0
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   BENEFICIALLY     18.
     OWNED BY             SHARED VOTING POWER                                                                       0
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
       EACH         19.
    REPORTING             SOLE DISPOSITIVE POWER                                                                    0
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   PERSON WITH:     20.
                          SHARED DISPOSTIVE POWER                                                           2,677,020
------------------- ----- --------------------------------------------- ----------------------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
21.
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      2,677,020
--------- ---------------------------------------------------------------------------- -------------------------------
--------- ------------------------------------------------------------------------------------------------------------
22.
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
--------- ------------------------------------------------------------------------------------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
23.
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                     .91 %
--------- ---------------------------------------------------------------------------- -------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
24.
          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                                    IN
--------- ---------------------------------------------------------------------------- -------------------------------




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--------------------------------------- --------------------------------------- --------------------------------------

          CUSIP No. 9838D109                            13G/A                             Page 4 of 9 Pages
--------------------------------------- --------------------------------------- --------------------------------------


--------- ------------------------------------------------------------------------------------------------------------
25.
          NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          SCOTT BRADLEY

--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
26.
          CHECK THE APPROPRIATE BOX IF A GROUP*                                                            (a)
                                                                                                           (b) |X|
--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
27.       SEC USE ONLY



--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
28.
          CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES OF AMERICA

--------- ------------------------------------------------------------------------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
    NUMBER OF       29.
      SHARES              SOLE VOTING POWER                                                                         0
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   BENEFICIALLY     30.
     OWNED BY             SHARED VOTING POWER                                                                       0
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
       EACH         31.
    REPORTING             SOLE DISPOSITIVE POWER                                                                    0
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   PERSON WITH:     32.
                          SHARED DISPOSTIVE POWER                                                           1,010,000
------------------- ----- --------------------------------------------- ----------------------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
33.
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      1,010,000
--------- ---------------------------------------------------------------------------- -------------------------------
--------- ------------------------------------------------------------------------------------------------------------
34.
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
--------- ------------------------------------------------------------------------------------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
35.
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                    .034 %
--------- ---------------------------------------------------------------------------- -------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
36.
          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                                    IN
--------- ---------------------------------------------------------------------------- -------------------------------

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---------------------------------------- -------------------------------------- ----------------------------------------

CUSIP No. 9838D109                                       13G/A                             Page 5 of 9 Pages
---------------------------------------- -------------------------------------- ----------------------------------------

ITEM 1.
        (a) Name of Issuer:                                                     XTL BIOPHARMACEUTICALS LTD.

                                                                                750 LEXINGTON AVENUE
                                                                                20TH FLOOR
        (b) Address of Issuer's Principal Executive Offices:                    NEW YORK, NY 10022

ITEM 2.

                                           THIS SCHEDULE IS BEING FILED WITH
                                           RESPECT TO SHARES OF COMMON STOCK OF
        (a) Name of Person Filing:         THE ISSUER WHICH ARE BENEFICIALLY
                                           OWNED BY JOSEPH EDELMAN, MICHAEL CHO
                                           AND SCOTT BRADLEY. SEE ITEM 4 BELOW.


                                                                                PERCEPTIVE ADVISORS LLC
                                                                                499 PARK AVENUE, 25TH FLOOR
        (b) Address of Principal Business Office or, if none, Residence:        NEW YORK, NY 10022

        (c) Citizenship: EACH OF THE REPORTING PERSON IS A UNITED STATES  CITIZEN

        (d) Title of Class of Securities:
                                           ORDINARY SHARES, PAR VALUE NIS 0.02
                                           ("ORDINARY SHARES") (REPRESENTED BY
                                           OWNERSHIP OF AMERICAN DEPOSITORY RECEIPTS)

        (e) CUSIP Number: 9838D109


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR
            240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:
        (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
        (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
        (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
        (d) [ ] Investment  company  registered  under section 8 of the Investment  Company Act of 1940
               (15 U.S.C 80a-8).
        (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);
        (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
        (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);
        (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance
                Act (12 U.S.C. 1813);
        (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14)
                of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
        (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).







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CUSIP No. 9838D109                                       13G/A                             Page 6 of 9 Pages
---------------------------------------- -------------------------------------- ----------------------------------------
                 OWNERSHIP.
ITEM 4.

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                                   Mr. Edelman beneficially owns: 52,273,260
                                   Ordinary Shares (comprised of (i) 49,681,020
                                   shares held by Perceptive Life Sciences
                                   Master Fund Ltd. ("Master Fund"), a Cayman
                                   Islands company of which the investment
                                   manager is Perceptive Advisors LLC, a
                                   Delaware limited liability company of which
                                   Mr. Edelman is the managing member, 2,409,350
                                   shares of which Mr. Edelman shares
                                   dispositive power with Mr. Cho and 1,010,000
                                   shares of which Mr. Edelman shares
 (a) Amount beneficially owned:    dispositive power with Mr. Bradley, and (ii)
                                   2,592,240 shares held in an account of First
                                   New York Trading, LLC, 2,592,240 of which Mr.
                                   Edelman shares dispositive power with Mr.
                                   Cho.

                                   Mr. Cho: 2,677,020 (comprised of 2,409,350
                                   shares held by Master Fund of which shares
                                   Mr. Cho shares dispositive power with Mr.
                                   Edelman and 267,670 shares held in an account of First New York Trading, LLC of which shares Mr. Cho shares dispositive power with Mr. Edelman).

                                   Mr. Bradley: 1,010,000 (comprised of
                                   1,010,000 shares held by Master Fund of which shares Mr. Bradley shares dispositive power with Mr. Edelman).


                                            Mr. Edelman 17.89%
(b) Percent of class:                       Mr. Cho       .91%
                                            Mr. Bradley: .034%


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CUSIP No. 9838D109                                       13G/A                            Page 7 of 9 Pages
---------------------------------------- -------------------------------------- --------------------------------------
(c) Number of shares as to which the person has:

                                                                           Mr. Edelman     52,273,260
        (i) Sole power to vote or to direct the vote:                      Mr. Cho                  0
                                                                           Mr. Bradley:             0

                                                                           Mr. Edelman              0
        (ii) Shared power to vote or to direct the vote:                   Mr. Cho                  0
                                                                           Mr. Bradley:             0

                                                                           Mr. Edelman     48,586,190
        (iii) Sole power to dispose or to direct the disposition of:       Mr. Cho                  0
                                                                           Mr. Bradley:             0
                                                                           Mr. Edelman      3,687,070

        (iv)  Shared power to dispose or to direct the disposition of:     Mr. Cho          2,677,020
                                                                           Mr. Bradley:     1,010,000


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not Applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

As referred to in Item 4, other persons have the right to receive and the power to direct the receipt of dividends from, and the proceeds from the sale of, certain of the shares reported herein. In that regard Mr. Edelman is the managing member of Perceptive Advisors LLC, the investment manager of the Master Fund. Accordingly, the Master Fund has the right to receive and the power to direct the receipt of, dividends and the proceeds from the sale of the shares reported herein that are held through the Master Fund which shares represent greater than 5% of the Ordinary Shares outstanding.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

See Exhibit B.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

See Exhibit C


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CUSIP No. 9838D109                                       13G/A                            Page 8 of 9 Pages
---------------------------------------- -------------------------------------- --------------------------------------


ITEM 9. NOTICE OF DISSOLUTION OF GROUP.


Not applicable.

ITEM 10.  CERTIFICATION

                 The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b):

                         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the
 (a) purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. [X]


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CUSIP No. 9838D109                                       13G/A                            Page 9 of 9 Pages
---------------------------------------- -------------------------------------- --------------------------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                   February 29, 2008
                   Date

                   /s/ Joseph Edelman
                   ------------------
                   Signature

                   Joseph Edelman
                   Name/Title

                   February 29, 2008
                   Date

                   /s/ Michael Cho
                   ---------------
                   Signature

                   Michael Cho
                   Name/Title

                   February 29, 2008
                   Date

                   /s/ Scott Bradley
                   -----------------
                   Signature

                   Scott Bradley
                   Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE ss.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION:    INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)
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                                  EXHIBIT LIST

Exhibit A   Joint Filing Agreement
Exhibit B   Item 7 Statement
Exhibit C   Item 8 Statement

                                    EXHIBIT A

            The undersigned hereby agree jointly to prepare and file with regulatory authorities a Scheduel 13G and any amendment thereto reporting each of the undersigned's ownership of securities of XTL Biopharmaceuticals Ltd. and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.


                   February 29, 2008
                   Date

                   /s/ Joseph Edelman
                   ------------------
                   Signature

                   Joseph Edelman
                   Name/Title

                   February 29, 2008
                   Date

                   /s/ Michael Cho
                   ---------------
                   Signature

                   Michael Cho
                   Name/Title

                   February 29, 2008
                   Date

                   /s/ Scott Bradley
                   -----------------
                   Signature

                   Scott Bradley
                   Name/Title


                                    EXHIBIT B

            As discussed in Item 4(a), certain shares reported herein are held through Perceptive Life Sciences Master Fund Ltd., a Cayman Islands company, of which Joseph Edelman is the managing member of the fund's investment manager.

                                    EXHIBIT C

            Joseph Edelman, Michael Cho and Scott Bradley may be deemed to constitute a group for purposes of Section 13(d) of the Securities Exchange Act of 1934. Messrs. Edelman, Cho and Bradley disclaims the existence of such a group.